EXHIBIT (a)(5)

FOR IMMEDIATE RELEASE

SALOMON BROTHERS INFLATION MANAGEMENT FUND INC.

ANNOUNCES COMMENCEMENT DATE OF TENDER OFFER

NEW YORK, June 29, 2006 — Salomon Brothers Inflation Management Fund Inc. (NYSE: IMF) (the “Fund”) announced today that the Fund is offering to purchase up to 10% of the Fund’s common stock or 963,251 of the Fund’s issued and outstanding shares of common stock at a price equal to 98% of the Fund’s net asset value per share on the day on which the tender offer expires. The offer commenced today and will expire at 12:00 midnight, New York City time, on July 28, 2006, unless extended.

The Tender Offer will be made and stockholders will be notified in accordance with the requirements of the Securities and Exchange Act of 1934, as amended, and the Investment Company Act of 1940, as amended, either by publication or mailing or both.

Salomon Brothers Inflation Management Fund Inc. is a closed-end management investment company whose primary objective is total return. Current income is a secondary investment objective. The Fund is traded on the New York Stock Exchange under the trading symbol “IMF”. Salomon Brothers Asset Management Inc, a subsidiary of Legg Mason, Inc., serves as investment manager to the Fund.

This announcement is not an offer to purchase nor a solicitation of an offer to sell shares of the Fund. The offer is made only by the Offer to Purchase and the related Letter of Transmittal. Holders of Fund shares should read these documents when they are available because they contain important information. These and other filed documents will be available to investors for free both at the website (www.sec.gov) of the Securities and Exchange Commission and from the Fund. The offer is not being made to, nor will tenders be accepted from or on behalf of, holders of shares in any jurisdiction in which making or accepting the offer would violate that jurisdiction’s laws.

Periodically updated information on the Fund can be obtained by calling the Fund’s dedicated telephone line. Information provided includes a recorded update revealing the net asset value, market price and other information. The Fund’s toll-free number is (888) 777-0102.

Note: “Smith Barney”, “Salomon Brothers” and “Citi” are service marks of Citigroup, licensed for use by Legg Mason as the names of funds and investment advisers. Legg Mason and its affiliates, as well as the Fund’s investment manager, are not affiliated with Citigroup.

Contact:	Brenda Grandell
Director, Closed-End Funds
Legg Mason & Co., LLC
212-291-3775

Media Relations:	Mary Athridge
Media Relations
Legg Mason & Co., LLC
212-559-0104

THIS PRESS RELEASE MAY CONTAIN STATEMENTS REGARDING PLANS AND EXPECTATIONS FOR THE FUTURE THAT CONSTITUTE FORWARD-LOOKING STATEMENTS WITHIN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. ALL STATEMENTS OTHER THAN STATEMENTS OF HISTORICAL FACT ARE FORWARD-LOOKING AND CAN BE IDENTIFIED BY THE USE OF WORDS SUCH AS “MAY,” “WILL,” “EXPECT,” “ANTICIPATE,” “ESTIMATE,” “BELIEVE,” “CONTINUE” OR OTHER SIMILAR WORDS. SUCH FORWARD-LOOKING STATEMENTS ARE BASED ON THE FUND’S CURRENT PLANS AND EXPECTATIONS, AND ARE SUBJECT TO RISKS AND

UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE DESCRIBED IN THE FORWARD-LOOKING STATEMENTS. ADDITIONAL INFORMATION CONCERNING SUCH RISKS AND UNCERTAINTIES ARE CONTAINED IN THE FUND’S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.